UNITED BANCORP, INC.
STOCK INCENTIVE PLAN OF 2010

Effective February 25, 2010
(As amended through October 20, 2011)

SECTION 1

Establishment of Plan; Purpose of Plan

1.1           Establishment of Plan.  The Company hereby establishes the STOCK INCENTIVE PLAN OF 2010 for its corporate and Subsidiary directors, Consultative Board Members, officers and other key employees.  The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based and stock-related awards.

1.2           Purpose of Plan.  The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants.  The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.  Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code.  Finally, it is intended that all grants and payments under the Plan are exempt from Section 409A of the Code as either equity-based compensation or short-term deferrals and the Plan shall be interpreted accordingly.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1           “Act” means the Securities Exchange Act of 1934, as amended.

2.2           “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3           “Board” means the Board of Directors of the Company.

2.4           “Change in Control,” unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act.  Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company=s then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.5           “Code” means the Internal Revenue Code of 1986, as amended.  Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.6           “Committee” means the Compensation and Governance Committee of the Board or such other committee as the Board may designate from time to time.  The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.7           “Common Stock” means the Company’s common stock, no par value.

2.8           “Company” means United Bancorp, Inc., a Michigan corporation, and its successors and assigns.

2.9           “Consultative Board Member” means any person appointed to a Community Consultative Board by the board of directors of a bank Subsidiary of the Company.

2.10           “Continuing Directors” means the individuals who were either (a) first elected or appointed as a director prior to February 25, 2010, or (b) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.11           “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.12           “Director” means a member of the Board or a member of the board of directors of one of the Company’s Subsidiaries.

2.13           “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

2.14           “Employee” means an employee of the Company or one of its Subsidiaries or Affiliates.

2.15           “Incentive Award” means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.16           “Market Value” means the last sale price of the Common Stock reported on the OTC Bulletin Board (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) prior to the close of market (i) on the date of grant, exercise, or vesting, as applicable, or (ii) if no sale occurs on such date, the last day for which a sale price was reported.  If the Common Stock is not readily tradable on an established securities market, Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Internal Revenue Code.

2.17           “Participant” means a Director, Consultative Board Member, officer or any key employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

2.18           “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 10.1.

2.19           “Performance Measures” means measures as described in Section 10 on which the performance goals are based.

2.20           “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

2.21           “Performance-Based Compensation” means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees.  Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award that does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.22           “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.23           “Plan” means the United Bancorp, Inc. Stock Incentive Plan of 2010 as set forth herein, as it may be amended from time to time.

2.24           “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8.  The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.25           “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

2.26           “Restricted Stock Unit” means an award to a Participant pursuant to Section 7 of the Plan and described as a “Restricted Stock Unit” in Section 7.

2.27           “Retirement” means the voluntary termination of directorship or all employment by the Participant after the Participant has attained 65 years of age for an Employee or 70 years of age for a Director or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

2.28           “Stock Appreciation Right” or “SAR” means any right granted to a Participant pursuant to Section 6 of the Plan.

2.29           “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

2.30           “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time.  For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

2.31           “Subsidiary” means any corporation or other entity in which the Company has a 50% or more controlling interest either directly or through a chain of corporations or other entities.  “Controlling interest” for this purpose means “controlling interest” as defined under the Code Section 409A regulations.

2.32           “Termination” or “Cessation” of employment shall be considered to occur on the date on which the Employee is no longer obligated to perform services for the Company or any of its Subsidiaries or Affiliates and the Employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Employee continues to receive compensation from the Company or any of its Subsidiaries or Affiliates after such date.  The following shall not be considered such a termination or cessation: (i) a transfer of an employee among the Company and its Subsidiaries or Affiliates; (ii) a leave of absence, duly authorized in writing by the Participant’s employer, for military service or for any other purpose approved by the Participant’s employer if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Participant’s employer, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Participant’s employer; or (iv) a termination of employment as an officer with continued service as an Employee or director.

SECTION 3

Administration

3.1           Power and Authority.  The Committee shall administer the Plan.  The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Employees, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate.  Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan.  All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive.  The Committee shall hold its meetings at such times and places as it considers advisable.  Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held.  The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2           Grants or Awards to Participants.  In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject; and (f) any restrictions on shares of Common Stock acquired pursuant to an Incentive Award under the Plan as the Committee considers advisable, including without limitation holding periods, transfer restrictions, forfeiture or “claw-back” provisions and restrictions under federal and state securities laws.

3.3           Amendments or Modifications of Incentive Awards.  Subject to Section 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Incentive Award to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant; (c) extend the term of an Incentive Award at a time when the exercise price or base price equals or exceeds the Market Value, provided that any such extension shall be considered to be a new grant for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (d) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (e) accept the surrender of any outstanding Incentive Award; and (f) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however, that such grant of new Incentive Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant.

3.4           Indemnification of Committee Members.  Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan.  Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan.  This Section 3.4 shall not be construed as limiting the Company’s or any Subsidiary’s or Affiliate’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person.  Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1           Number of Shares.  Subject to adjustment as provided in Section 4.3 of the Plan,  the total number of shares available for Incentive Awards under the Plan shall be 500,000 shares of Common Stock; plus (a) shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or that expire or terminate prior to the exercise or vesting of the Incentive Awards in full, (b) shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards, whether previously owned or otherwise subject to such Incentive Awards, including shares surrendered to satisfy tax withholding obligations, and (c) with respect to SARs, shares subject to an SAR that are not actually issued upon settlement of the SAR.  Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), and shares issued and otherwise reacquired by the Company.

4.2           Limitation Upon Incentive Awards.  No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation.  The purpose of this Section 4.2 is to ensure that the Plan provides Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.  The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options (within the meaning of Section 422(b) of the Code) granted under the Plan shall not exceed 250,000, subject to adjustment as provided in Section 4.3, but only to the extent that such adjustment will not affect the status of any Stock Option intended to qualify as an incentive stock option under Section 422(b) of the Code.

4.3	Adjustments.

(a)           Stock Dividends and Distributions.  If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to outstanding Incentive Awards and available for issuance under the Plan, together with applicable exercise prices and base prices and the limitations provided in Sections 4.1 and 4.2, shall be adjusted on a pro rata basis in such manner and at such time as shall be equitable under the circumstances.  No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b)           Other Actions Affecting Common Stock.  If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances and would not cause the Incentive Award to become subject to Section 409A of the Code.  It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

SECTION 5

Stock Options

5.1           Grant.  A Participant may be granted one or more Stock Options under the Plan.  No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until such shares have been issued.  For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option.  Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.  In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan.  Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant.  The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code, subject to Section 5.5 of the Plan.

5.2           Stock Option Agreements.  Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options.  To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3           Stock Option Exercise Price.  The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant.  The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

     5.4           Medium and Time of Payment.  The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock or other consideration substantially equivalent to cash.  The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code.  Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest.  The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.  The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5           Incentive Stock Options.  Notwithstanding anything to the contrary in this Section 5, in the case of the grant of a Stock Option that the Committee designates as intended to qualify as an “incentive stock option” (within the meaning of Section 422(b) of the Code): (a) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the purchase price of such Stock Option must be at least 110 percent of the fair market value of the Common Stock on the date of grant and the Stock Option must expire within a period of not more than five (5) years from the date of grant, and (b) termination of employment will be deemed to occur when the person to whom an Incentive Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 5 to the contrary, options designated as incentive stock options shall not be eligible for treatment under the Code as incentive stock options to the extent that either (i) the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Stock Options into account in the order in which they were granted, and (ii) such Stock Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).  Options granted to Directors or Consultative Board Members who are not also Employees may not be designated as “incentive stock options.”

5.6           Limits on Exercisability.  Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee.  At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof.  The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries or Affiliates for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.7           Restrictions on Transferability.

(a)           General.  Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option.  All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries or Affiliates, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

(b)           Other Restrictions.  The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

5.8           Termination of Employment.  Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a)           General.  If a Participant is no longer a Director, Consultative Board Member, or employed by the Company or any Subsidiary or Affiliate for any reason other than the Participant’s Retirement or death or, with respect to Employees, the Employee’s Disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 months after such termination of employment, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination.

(b)           Death.  If a Participant dies either while a Director, Consultative Board Member, or an Employee or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after such Participant’s death to the extent that the Participant was entitled to exercise the Stock Options on the date of death or termination, whichever first occurred, but not beyond the original term of the Stock Options.

(c)           Disability.  If a Participant ceases to be employed by the Company or one of its Subsidiaries or Affiliates due to the Participant’s Disability, he or she may exercise his or her Stock Options in accordance with their terms for one year after he or she ceases to be employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d)           Participant Retirement.  If a Participant ceases to be a Director, Consultative Board Member, or employed by the Company or one of its Subsidiaries or Affiliates due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms after such termination of directorship, board membership or employment unless such Stock Options earlier expire by their terms.

(e)           Termination for Cause.  If a Participant’s employment is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted to him or her.  The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

Stock Appreciation Rights

6.1           Grant.  A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion.  An SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates.  Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate.  SARs may be subject to additional restrictions and conditions.  The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant.

6.2           Exercise; Payment.  To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceeds the exercise price of the Stock Option.  When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares.  Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock.  For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, subject to the provisions for adding back such shares that are not actually issued upon settlement of a Stock Appreciation Right.

SECTION 7

Restricted Stock and Restricted Stock Units

7.1           Grant.  Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan.  Shares of Restricted Stock (which may also be called “Performance Shares”) are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued directorship, board membership or employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate.  Restricted Stock Units (which may also be called “Performance Units”) are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued directorship or employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate, provided that such conditions constitute a substantial risk of forfeiture for purposes of Code Section 409A.  For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit.  Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock.  Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan.  Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

7.2           Restricted Stock Agreements.  Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine.  Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 7.

7.3           Vesting.  The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee.  The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and  the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued directorship or employment, and/or such performance criteria as deemed appropriate by the Committee, provided that, with respect to Restricted Stock Units such criteria constitute a substantial risk of forfeiture for purposes of Code Section 409A.

7.4           Settlement.                      To the extent determined by the Committee, Restricted Stock  Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof.  Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest.

    7.5           Termination of Employment.  Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

(a)           General.  If a Participant ceases to be a Director, Consultative Board Member, or an Employee during the Restricted Period for any reason other than death or Retirement or, with respect to Employees, Disability or termination for cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

(b)           Death, Retirement or Disability.  In the event a Participant terminates his or her directorship, board membership or employment with the Company because of Retirement or death or, with respect to Employees, Disability during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period.  All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

(c)           Termination for Cause.  If a Participant’s employment is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.  For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

7.6           Restrictions on Transferability.

(a)           General.  Unless the Committee otherwise consents or permits or unless the terms of the restricted stock or restricted stock unit agreement or grant provide otherwise: (i) neither shares of Restricted Stock nor Restricted Stock Units may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

(b)           Other Restrictions.  The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock or issuable pursuant to Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

7.7           Legending of Restricted Stock.  In addition to any other legend that may be set forth on a Participant’s share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the United Bancorp, Inc. Stock Incentive Plan of 2010 (the “Plan”).  This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events.  Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.8           Rights as a Shareholder.  A Participant shall have all cash dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement.  Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have all cash dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock.  Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.  Any dividend payment with respect to Restricted Stock or Restricted Stock Units shall be made no later than the 15th day of the third month following the later of the date the dividends are paid to shareholders or, with respect to Restricted Stock Units, the date that any vesting restrictions related to that payment lapse.

7.9           Voting Rights.  Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period.  Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 8

Stock-Based Awards

8.1           Grant.  Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards).  Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.  Notwithstanding the previous sentence, the shares of stock subject to Stock Awards shall be issued no later than the 15th day of the third month after the end of the calendar year in which the award is granted.  Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock.  For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

8.2           Rights as a Shareholder.

(a)           Stock Awards.  A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate.  Any dividend payment with respect to a Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

(b)           General.  With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

Change in Control

9.1           Acceleration of Vesting.  If a Change in Control of the Company occurs, then, unless the Committee or the Board otherwise determines and expressly states in the agreements governing one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options and Stock Appreciation Rights shall become vested and exercisable in full immediately prior to the effective time of a Change in Control and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options and Stock Appreciation Rights have been granted remain in the employ or service of the Company or any Subsidiary or Affiliate; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

9.2           Cash Payment for Stock Options and Stock Appreciation Rights.  If a Change in Control of the Company occurs, then the Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to and in lieu of some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the greater of (a) the highest sales price of the shares on the applicable market or exchange on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options and/or the base price per share of such Stock Appreciation Rights.  Such amount shall be paid no later than the 15th day of the third month following the date of the Committee’s determination.  Upon a Participant’s receipt of such amount with respect to some or all of his or her Stock Options and/or Stock Appreciation Rights, the respective Stock Options and/or Stock Appreciation Rights shall be cancelled and may no longer be exercised by such Participant.

SECTION 10

Performance Measures

10.1           Performance Measures.  Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 10, the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be based shall be limited to the following Performance Measures:

(a)	Net income (before or after taxes, interest, depreciation, and/or amortization);
(b)	Net income per share;
(c)	Return on equity;
(d)	Cash earnings;

(e)	Cash earnings per share (reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);
(f)	Cash earnings return on equity;
(g)	Core earnings (pre-tax earnings excluding provisions for loan losses and asset impairments);
(h)	Ratios of core earnings to assets or shareholders’ equity;
(i)	Operating income;
(j)	Operating income per share;
(k)	Operating income return on equity;
(l)	Return on assets;
(m)	Cash flow;
(n)	Cash flow return on capital;
(o)	Return on capital;
(p)	Productivity ratios;
(q)	Share price (including without limitation growth measures, total shareholder return or comparison to indices);
(r)	Expense or cost levels;
(s)	Margins, including net interest income or contribution margins;
(t)	Operating efficiency;
(u)	Efficiency ratio;
(v)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(w)	Economic value added measurements;
(x)	Market share, market penetration or growth with respect to specific designated products or services, product or service groups and/or specific geographic areas;
(y)	Reduction of losses, loss ratios, expense ratios, fixed costs or credit risk measurements;
(z)	Nonperforming assets and nonperforming asset ratios;
(aa)	Employee turnover; and
(bb)	Specified objective social goals.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate.  The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

10.2           Evaluation of Performance.  The Committee may provide in any such Incentive Award that any evaluation of Performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion

No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, mergers, divestitures or accounting changes, (g) amortization of goodwill or other intangible assets, (h) discontinued operations, and (i) other special charges or extraordinary items.  To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

10.3           Committee Discretion.  In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

10.4           Adjustment of Performance-Based Compensation.  Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward.  The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

10.5           Performance-Based Compensation Conditioned on Performance.  Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

10.6           Time of Determination of Performance Goals by Committee.  All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

10.7           Objective Standards.  Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid.  Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period.  The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10.6.

SECTION 11

General Provisions

11.1           No Rights to Incentive Awards.  No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan.  The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

11.2           Withholding.  The Company or a Subsidiary or Affiliate shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary or Affiliate), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award.  Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock.  The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

11.3           Compliance With Laws; Listing and Registration of Shares.  All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.4           No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

    11.5           No Right to Employment or Directorship.  The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate or to continue as a Director or Consultative Board Member of the Company or any Subsidiary.  The Company or any Subsidiary or Affiliate may at any time dismiss a Participant from board membership or employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.  The shareholders may in their unfettered discretion fail to re-elect or terminate the directorship of any Participant for any or no reason, consistent with the applicable articles of incorporation and bylaws of the Company or the Subsidiary.

11.6           No Liability of Company.  The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

11.7           Suspension of Rights under Incentive Awards.  The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment with the Company and its Subsidiaries and Affiliates is under consideration.

11.8           Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

11.9           Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 12

Termination and Amendment

12.1           Board and Committee Actions.  The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock

Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively; (ii) increase the individual maximum limits in Section 4.2; (iii) require shareholder approval by law or under listing requirements or other applicable rules of an applicable exchange or market; or (iv)  cause the Plan to fail to be exempt from Section 409A of the Code.

12.2           No Impairment.  Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 13

Effective Date and Duration of the Plan

The Plan shall take effect February 25, 2010, subject to approval by the shareholders at the 2010 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders.  Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after February 24, 2020.